Exhibit 99.1

CONTACT:	Gary S. Maier Maier & Company, Inc. (310) 442-9852
MOTORCAR PARTS OF AMERICA REPORTS FISCAL 2010
THIRD QUARTER RESULTS
—Net Income Jumps 34.5 Percent for Nine-Month Period; Cash Flow Increases for Quarter —
     LOS ANGELES, CA — February 8, 2010 — Motorcar Parts of America, Inc. (NasdaqGM: MPAA) today reported solid results for its 2010 fiscal third quarter — reflecting new customer sales, gross profit improvement and a strengthened balance sheet.
     Net income for the fiscal 2010 third quarter ended December 31, 2009 was $2.1 million, or $0.18 per diluted share, compared with a net loss of $314,000, or $0.03 loss per share, a year ago.
     Net sales for the fiscal 2010 third quarter increased to $36.5 million compared with $35.8 million for the same period last year. This increase was primarily due to sales to new customers acquired in the recent acquisition of Reliance Automotive. Sales to certain existing customers were positively impacted in the comparable quarter a year ago by the timing of update orders.
     The company generated cash from operations of $13.1 million for the fiscal third quarter compared with $5.9 million in the same period a year earlier. Liquidity was enhanced by the availability of additional customer factoring, which, together with profitability, enabled Motorcar Parts of America to reduce its bank obligations by $13.0 million during this period.
     Gross profit for the fiscal 2010 third quarter was $10.9 million compared with $10.1 million for the same period a year ago. Gross profit as a percentage of net sales for the third quarter was 29.8 percent compared with 28.3 percent in the same quarter a year ago and 27.4 percent in the fiscal 2010 second quarter. Gross margin for the third quarter benefited from lower manufacturing costs and increased revenue from scrap metal prices, which were partially offset by an increase in packaging costs associated with new customers compared with the same period a year earlier.
     For the fiscal 2010 nine-month period, net income climbed 34.5 percent to $6.8 million, or $0.56 per diluted share, from $5.0 million, or $0.42 per diluted share, a year earlier. Net sales for the nine-month period were $108.6 million compared with $104.9 million a year ago.
     Gross profit for the fiscal 2010 nine-month period was $28.9 million compared with $33.5 million for the same period a year ago. Gross profit as a percentage of net sales for the fiscal 2010
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nine-month period was 26.6 percent compared with 31.9 percent a year ago. The nine-month period a year ago benefited from the reversal of a $1.3 million accrual related to customs duty claims; higher scrap metal revenues; lower packaging costs; and a lower provision for inventory reserves. In addition, gross profit for the fiscal 2009 nine-month period was positively impacted by an acceleration of promotional allowances in the fourth quarter of fiscal 2008, caused by an amendment to a customer agreement, which otherwise would have been earned by the customer during fiscal 2009 of $1.5 million.
     “Results for the quarter highlight the company’s continued strategic focus on both organic growth and growth from acquisitions, supported by operating leverage and increased usage of available capacity. In addition, the company’s significant cash flow improvement for the quarter allows us to pursue appropriate initiatives to enhance shareholder value and we look forward to continued strong growth supported by favorable trends within our sector of the automotive aftermarket industry,” said Selwyn Joffe, chairman, president and chief executive officer of Motorcar Parts of America.
     He highlighted the signing of a ten-year renewal of a primary supplier contract for remanufactured alternators and starters with a major automotive retailer subsequent to the end of the fiscal third quarter, as well as the company’s ongoing success in attracting a high-quality customer base.
Teleconference and Web Cast
     Selwyn Joffe, chairman, president and chief executive officer, and David Lee, chief financial officer, will host an investor conference call today at 10:00 a.m. Pacific time to discuss the company’s financial results and operations for the fiscal 2010 third quarter. The call will be open to all interested investors either through a live audio Web broadcast at www.motorcarparts.com or live by calling (888)-801-6499 (domestic) or (913)-312-0833 (international). For those who are not available to listen to the live broadcast, the call will be archived for seven days on Motorcar Parts of America’s website. A telephone playback of the conference call will also be available from 1:00 p.m. Pacific Time today through 11:59 p.m. Pacific Time on Monday, February 15, 2010 by calling (888)-203-1112 (domestic) or (719)-457-0820 (international) and using access code: 4162475.
About Motorcar Parts of America
     Motorcar Parts of America, Inc. is a remanufacturer of alternators and starters utilized in imported and domestic passenger vehicles, light trucks and heavy duty applications. Its products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada, with remanufacturing facilities located in California, Mexico and Malaysia, and
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administrative offices located in California, Tennessee, Mexico, Singapore and Malaysia. Additional information is available at www.motorcarparts.com.
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2009 and in its Form 10-Qs filed with the SEC thereafter for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.
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(Financial tables follow)

MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net sales	$36,482,000	$35,802,000	$108,609,000	$104,944,000
Cost of goods sold	25,605,000	25,672,000	79,745,000	71,428,000

Gross profit	10,877,000	10,130,000	28,864,000	33,516,000
Operating expenses:
General and administrative	3,801,000	5,460,000	9,966,000	14,634,000
Sales and marketing	1,548,000	1,555,000	4,355,000	3,911,000
Research and development	355,000	515,000	1,023,000	1,558,000
Impairment of goodwill	—	2,091,000	—	2,091,000

Total operating expenses	5,704,000	9,621,000	15,344,000	22,194,000

Operating income	5,173,000	509,000	13,520,000	11,322,000
Other expense (income):
Gain on acquisition	—	—	(1,331,000)	—
Interest expense	1,776,000	1,204,000	3,746,000	3,188,000
Interest income	—	(1,000)	—	(19,000)

Income (loss) before income tax expense (benefit)	3,397,000	(694,000)	11,105,000	8,153,000
Income tax expense (benefit)	1,252,000	(380,000)	4,330,000	3,115,000

Net income (loss)	$2,145,000	$(314,000)	$6,775,000	$5,038,000

Basic net income (loss) per share	$0.18	$(0.03)	$0.57	$0.42

Diluted net income (loss) per share	$0.18	$(0.03)	$0.56	$0.42

Weighted average number of shares outstanding:
Basic	11,996,021	11,962,021	11,977,239	12,006,619

Diluted	12,126,420	11,962,021	12,098,126	12,101,685

MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31, 2009	March 31, 2009
	(Unaudited)
ASSETS
Current assets:
Cash	$465,000	$452,000
Short-term investments	422,000	335,000
Accounts receivable — net	—	11,121,000
Inventory— net	31,461,000	27,923,000
Inventory unreturned	4,266,000	4,708,000
Deferred income taxes	8,282,000	8,277,000
Prepaid expenses and other current assets	2,582,000	1,355,000

Total current assets	47,478,000	54,171,000
Plant and equipment — net	12,961,000	13,997,000
Long-term core inventory	66,261,000	62,821,000
Long-term core inventory deposit	25,768,000	24,451,000
Long-term deferred income taxes	480,000	989,000
Intangible assets — net	6,497,000	2,564,000
Other assets	1,149,000	595,000

TOTAL ASSETS	$160,594,000	$159,588,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,382,000	$24,507,000
Note payable	—	722,000
Accrued liabilities	3,589,000	1,451,000
Accrued salaries and wages	2,509,000	3,162,000
Accrued workers’ compensation claims	1,483,000	1,895,000
Income tax payable	385,000	1,158,000
Revolving loan	700,000	21,600,000
Other current liabilities	656,000	1,624,000
Current portion of term loan	2,000,000	—
Current portion of capital lease obligations	1,277,000	1,621,000

Total current liabilities	44,981,000	57,740,000
Term loan, less current portion	8,000,000	—
Deferred core revenue	5,761,000	5,934,000
Deferred gain on sale-leaseback	450,000	843,000
Other liabilities	834,000	587,000
Capitalized lease obligations, less current portion	533,000	1,401,000

Total liabilities	60,559,000	66,505,000
Commitments and contingencies
Shareholders’ equity:
Preferred stock; par value $.01 per share, 5,000,000 shares authorized; none issued	—	—
Series A junior participating preferred stock; par value $.01 per share, 20,000 shares authorized; none issued	—	—
Common stock; par value $.01 per share, 20,000,000 shares authorized; 11,996,021 and 11,962,021 shares issued and outstanding at December 31, 2009 and March 31, 2009, respectively	120,000	120,000
Additional paid-in capital	92,701,000	92,459,000
Additional paid-in capital-warrant	1,879,000	1,879,000
Accumulated other comprehensive loss	(2,049,000)	(1,984,000)
Retained earnings	7,384,000	609,000

Total shareholders’ equity	100,035,000	93,083,000

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$160,594,000	$159,588,000